Exhibit 99.1

Restoration Hardware, Inc. Reports First Quarter Results

Comparable store sales increase 5.0%

Direct-to-customer sales increase 50%

Operating results improve 27% versus a year ago

Results of 9 cents loss per share, improved from prior year’s first quarter loss of 12 cents per share

Corte Madera, Calif., May 26, 2005— Restoration Hardware, Inc. (Nasdaq: RSTO) today announced its financial results for the first quarter ended April 30, 2005, including the following:

•      Net revenue increased 19% to $117.5 million for the first quarter of fiscal 2005 versus net revenue of $98.9 million for the same period last year.

•      Comparable store sales for the first quarter of fiscal 2005 increased 5.0% on top of a 9.0% increase in the first quarter of fiscal 2004.

•      Direct-to-customer net revenue increased 50% in the first quarter of 2005 on top of a 94% increase in the same period a year ago.

•      Operating results improved 27% to a loss from operations of $4.3 million for the first quarter of fiscal 2005 compared to a loss of $6.0 million in last year’s first quarter.

•      Net results for the first quarter of fiscal 2005 reflected a net loss of $3.1 million ($0.09 per share) as compared to a net loss of $3.9 million ($0.12 per share) in the first quarter of the prior year.

•      Inventory of $144.2 million as of the end of the first quarter, up 22% from the prior year’s first quarter, and consistent with increases in sales levels.

Gary Friedman, the Company’s Chairman, President and CEO, stated, “We are pleased with our overall performance in the first quarter. Our results were substantially improved with sales in all channels showing continued solid gains. Our comparable store sales in the first quarter of 2005 increased 5.0% on top of a 9.0% increase in the first quarter last year and an 11.9% increase in the first quarter of 2003. That, coupled with a 50% increase in our direct-to-customer division revenue in the first quarter of 2005 on top of a 94% increase in the prior year’s first quarter, reflects our customers’ continued positive response to our strategy, and the growing strength of our brand.”

Mr. Friedman continued, “We are also pleased with the 250 basis point expansion of our gross profit margin in the quarter, driven by higher merchandise margins, lower supply chain costs and expense leverage. Our focus on building dominant core businesses is creating consistency and predictability with our customers and has reduced seasonal markdown risk. In addition, cost improvements in our distribution and supply chain due to new leadership, gives us confidence in achieving our profitability goals for the year.”

Our current plans also include the remodeling of a majority of our stores in the second quarter. This will enable us to expand the merchandise offerings in certain core businesses and present those offerings with more clarity and focus. The remodeling program is expected to require an investment of $15 million and will be substantially completed in advance of the fall season. This will also require the removal of some existing store fixtures. The depreciated cost of those fixtures is estimated at $1.2 million to $1.6 million and will be fully expensed in the second quarter, resulting in a non-cash charge of 2 to 3 cents per share.

The Company also announced today that it is exploring the launch of a new brand that is expected to be tested with the introduction of a new catalog in the fall of 2006 or the spring of 2007.  Lisa Versacio has joined the Company as Senior Vice President of New Business Development to head this effort. Ms. Versacio previously worked for five years at Williams-Sonoma, Inc. where she developed and launched the West Elm concept. The Company expects to incur expenses of approximately $1.0 million in 2005 to support this effort.

The Company provides the following guidance for the second quarter of fiscal 2005:

•      Increase in comparable store sales in the mid to high single digits on top of a 9.4% increase in comparable store sales in the prior year’s second quarter.

•      Direct-to-customer net revenue increase of 45% to 50% on top of a 103% increase in the prior year’s second quarter.

•      Loss per share of $0.03 to $0.04 versus a loss per share of $0.06 a year ago. This guidance excludes the non-cash charge of  $1.2 million to $1.6 million ($0.02 to $0.03 per share) associated with the store remodeling effort as described above.

•      Inventory at the end of the second quarter of fiscal 2005 is expected to be up approximately 20% compared to prior year levels.

Conference Call:

The Company’s first quarter fiscal 2005 earnings conference call is scheduled for Thursday, May 26, 2005 at 5:00 p.m. Eastern Time. The dial-in number is 800-362-0574.  A live webcast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525.  If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1071525.beginning at 7:00 p.m. Eastern Time on Thursday, May 26, 2005.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-283-4593) until June 9, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005)

and on-line at www.restorationhardware.com. As of May 26, 2005 the Company operated 102 retail stores and 2 outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the first quarter ended April 30, 2005, statements concerning guidance for the second quarter of fiscal 2005, statements relating to customers’ reaction to the Company’s strategy, statements relating to a reduction in seasonal markdown risk, statements relating to the growth of the Company’s brand, statements relating to the achievement of cost improvements, statements relating to the impact on the Company of its retention of new operating leadership, statements relating to the Company’s plans to remodel a majority of its retail stores, including the anticipated costs, time of completion and benefits of such remodeling, statements relating to the Company’s new brand and the timing of the introduction of such new brand to customers, statements relating to the Company’s profitability in future periods, statements relating to the anticipated long term strategy of the Company, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 8-K, including, but not limited to, those described in the Company’s Form 10-K for the fiscal year ended January 29, 2005 in Part I, Item 1 thereof (“Business”) under the captions “Competition” and “Factors that May Affect Our Future Operating Results,” in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources” and

“Critical Accounting Policies” and in Part II, Item 9A thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Patricia McKay

Executive Vice President & Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	4/30/2005	% of Revenue	5/1/2004	% of Revenue
			(as restated)
Retail net revenue	$84,677	72.1%	$76,997	77.9%
Direct-to-customer net revenue	32,788	27.9%	21,861	22.1%
Total net revenue	117,465	100.0%	98,858	100.0%

Cost of revenue and occupancy	81,823	69.7%	71,328	72.2%
Gross profit	35,642	30.3%	27,530	27.8%

Selling, general and administrative expense	39,986	34.0%	33,516	33.9%
Loss from operations	(4,344)	(3.7)%	(5,986)	(6.1)%

Interest expense, net	(825)	(0.7)%	(427)	(0.4)%

Loss before income taxes	(5,169)	(4.4)%	(6,413)	(6.5)%

Income tax benefit	2,056	1.7%	2,501	2.5%

Net loss	$(3,113)	(2.7)%	$(3,912)	(4.0)%

Loss per common share, basic	$(0.09)		$(0.12)
Loss per common share, diluted	$(0.09)		$(0.12)
Weighted average shares outstanding, basic	33,110		32,791
Weighted average shares outstanding, diluted	33,110		32,791

Comparable store sales	5.0%		9.0%
Retail stores open at end of period	102		102
Store selling square footage, end of period	676,520		672,604

RESTORATION HARDWARE,  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	4/30/2005	1/29/2005	5/1/2004
			(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,879	$1,904	$2,550
Accounts receivable	6,800	6,945	5,863
Merchandise inventories	144,152	144,185	117,786
Prepaid expense and other current assets	19,875	19,574	14,965
Total current assets	172,706	172,608	141,164

Property and equipment, net	80,192	81,886	80,843
Goodwill	4,560	4,560	4,560
Deferred tax asset, long-term portion	18,688	18,745	18,032
Other long-term assets	2,766	1,464	4,157
Total assets	$278,912	$279,263	$248,756

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$50,722	$63,920	$41,656
Line of credit, net of debt issuance costs	52,390	33,819	34,384
Deferred revenue and customer deposits	8,966	8,130	7,068
Other current liabilities	12,412	14,948	11,394
Total current liabilities	124,490	120,817	94,502

Deferred lease incentives	29,419	30,365	32,555
Deferred rent	20,218	20,321	20,124
Other long-term liabilities	92	143	301
Total liabilities	174,219	171,646	147,482

Series A redeemable convertible preferred stock	8,331	8,331	8,471

Stockholders’ equity:
Common stock	3	3	3
Additional paid-in capital	159,532	159,233	158,404
Unearned compensation	—	—	(133)
Accumulated other comprehensive income	702	812	907
Accumulated deficit	(63,875)	(60,762)	(66,378)
Total stockholders’ equity	96,362	99,286	92,803

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$278,912	$279,263	$248,756

Common stock issued and outstanding at end of period	33,156	33,084	32,848